Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Reg. No. 333-48802), of our report dated April 27, 2005 relating to the financial statements, the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of TBC Corporation, which appears in TBC Corporation’s Form 10-K/A for the year ended December 31, 2004.

     /s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Memphis, Tennessee
June 14, 2005